Exhibit 99.1
EURAMAX HOLDINGS, INC.
ANNOUNCES ORGANIZATIONAL CHANGES

Norcross, GA, May 1, 2014 - Euramax Holdings, Inc. ("Euramax" or “Company") announced today that Senior Vice President, Euramax North America, R. Scott Vansant has been named President, Euramax North America. This appointment reflects a change in the operating management structure of the Company, effective as of April 28, 2014. The Company also announced that SVP, Managing Director Europe, Jan Timmerman’s title has been changed to President, Managing Director International to reflect the expanding international presence of the Company’s European-based businesses.

The Company further announced that Senior Vice President, General Counsel and Corporate Secretary, Shyam K. Reddy has been named Chief Administrative Officer, General Counsel and Corporate Secretary. Mr. Reddy will lead the Company’s legal, information technology, human resources, real estate, compliance and risk management functions.

Hugh Sawyer, interim President of Euramax Holdings, Inc. and a professional in Huron Consulting Group’s Business Advisory Practice, said that the “The organizational changes we are making better position the Company for enhanced participation in recovering markets." Naming Scott as North American President consolidates P&L responsibility and aligns domestic sales and operational functions in order to maximize growth opportunities following the 2009 recession. We believe that establishing a customer-facing integrated sales and operations model will accelerate decision making in the field substantially for the benefit of our customers, supply chain partners, employees and other stakeholders. Shyam’s appointment further highlights our desire to leverage the Company’s evolving technology to create value for our customers and facilitate efficiencies in our manufacturing and supply chain platform.”

Added Mr. Sawyer, “We anticipate that these strategic modifications to our management structure will drive speed of execution, while enabling the Company to continue to provide innovative solutions and high quality products to its customers in the North American market. I am confident that Scott and Shyam will prove to be highly impactful in their expanded roles and responsibilities. Further, Jan’s appointment as President, Managing Director International demonstrates commitment to our international markets and customers.”

Prior to his appointment as President, Euramax North America, Mr. Vansant led the North American sales and marketing organization as Senior Vice President, Euramax North America. Mr. Vansant was the Chief Financial Officer and Treasurer of Euramax from July 1998 until October 2013. He joined Alumax in 1991. From 1995 to 1996, Mr. Vansant served as Director of Internal Audit for Alumax and also served in various operational positions at Alumax Building Products, Inc., including serving as Controller from 1993 to 1995 and Branch Manager from 1992 to 1993. Prior to 1991, Mr. Vansant worked as a certified public accountant for Ernst & Young LLP. Mr. Vansant received a BBA in Accounting from Mercer University in 1984.

Prior to his appointment as Chief Administrative Officer, General Counsel and Corporate Secretary, Mr. Reddy had responsibility of the legal, human resources, real estate, and compliance functional areas of the Company. With this promotion, Mr. Reddy is assuming responsibility for the Company’s information technology and risk management functions as well. Prior to joining the Company, Mr. Reddy served in the Obama Administration as the Southeast Sunbelt Region Regional Administrator of the U.S. General Services Administration ("GSA"). Mr. Reddy practiced law as a Partner in the Corporate Group at Kilpatrick Townsend & Stockton, an Atlanta based international law firm, before working at GSA. Mr. Reddy earned both a Bachelor of Arts and a Masters in Public Health from Emory University and his Juris Doctorate from the University of Georgia.

Contact Information
Euramax Holdings, Inc.
Mary S. Cullin (770) 449-7066
Senior Vice President, Chief Financial Officer and Treasurer
Email: mcullin@euramax.com

About Euramax Holdings, Inc.
Euramax Holdings, Inc. is an international building products company manufacturing aluminum, steel, vinyl and copper products. The company was formed in 1996 to acquire the fabricated products business of Alumax Inc., an integrated aluminum producer that was later acquired by Alcoa.

Core products include specialty coated coils, metal wall and roof systems, metal and vinyl rain carrying systems, soffit and fascia systems, roofing accessories, aluminum and vinyl windows and doors, patio products, aluminum recreational vehicle doors, windows and sidewalls and aluminum bath and shower enclosures. Products are represented in the market by multiple brands such as Amerimax Exterior Home Products, Amerimax Fabricated Products, Berger Building Products, Fabral, Copper Craft and Euramax Coated Products.

The core of our business model is the supply of fabricated components to original equipment manufacturers, distributors, contractors and home centers. Euramax has grown both organically and through a number of strategic acquisitions to become one of the largest suppliers of specialty coated aluminum coil, building materials and RV sidewalls in North American and international markets.

Forward Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements related to plans for future business development activities, anticipated costs of revenues, product mix, research and development and selling, general and administrative activities, and liquidity and capital needs and resources. When used in this release, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.